UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): February 27, 2008
NEUROCRINE BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-22705 (Commission File Number)	33-0525145 (IRS Employer Identification No.)

12790 El Camino Real, San Diego, California		92130
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (858) 617-7600
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Establishment of Retention Program
On February 27, 2008, the Board of Directors (the “Board”) of Neurocrine Biosciences, Inc. (the “Company”) approved an employee retention program (the “Retention Program”) to provide the Company with a mechanism to retain its non-officer and executive officer employees who were not subject to the staff reduction program which was announced on December 13, 2007. As part of the Retention Program, the Board approved a one-time cash retention amount (subject to the retention provision described below) and the issuance of restricted stock units (“RSUs”) and stock options (“Options”) to the executive officers. The one-time cash retention amounts were as follows: Kevin Gorman, President and Chief Executive Officer, $240,000; Timothy Coughlin, Vice President and Chief Financial Officer, $138,000; Margaret Valeur-Jensen, Executive Vice President, General Counsel, $190,000; and Richard Ranieri, Sr. Vice President and Chief Administrative Officer , $150,000. 60% of each such amount is payable immediately and 40% is payable at the end of 2008, assuming such individual remains in good standing as an employee at such time. This is the same payment schedule being used in the Retention Program for all non-officer employees. The RSUs and Options awarded were as follows: Dr. Gorman, 125,000 RSUs and 45,000 Options; Mr. Coughlin, 100,000 RSUs and 30,000 Options; Dr. Valeur-Jensen, 100,000 RSUs and 30,000 Options; and Mr. Ranieri, 100,000 RSUs and 30,000 Options. The RSUs and Options will ratably vest on an annual basis over a three year period. The Options have a seven year term with an exercise price of $5.12.
2008 Bonus Plan
The Company maintains a bonus program for all employees of the Company, including its executive officers (the “Bonus Plan”). With respect to the Company’s President and Chief Executive Officer, the Bonus Plan is administered annually by the Company’s Board, and with respect to executive officers other than the Chief Executive Officer, by the Compensation Committee of the Board (the “Compensation Committee”). The purpose of the Bonus Plan is to reward employees, including executive officers, for successful achievement of specified performance goals.
On February 27, 2008, the Board and Compensation Committee approved the performance goals for 2008, along with eligible bonus percentages and weighting for executive officers, under the 2008 Bonus Plan, which is payable in 2009. The performance goals for 2008 include advancing product candidates through clinical development, advancing the Company’s portfolio of research programs into clinical development, and other financial, operating and licensing goals. Individual payouts to an executive officer under the 2008 Bonus Plan may range from 0% to 150% of the officer’s eligible bonus percentage and are determined and weighted based on the achievement of the performance goals for fiscal 2008. In addition, the eligible bonus percentage for the Company’s Chief Executive Officer was decreased to 60% of base salary. Other executive officers eligible bonus percentage remains at 50% of their respective base salaries.
The Board and Compensation Committee may, in its sole discretion, eliminate any individual bonus or reduce or increase the amount of compensation payable with respect to any individual bonus. An executive officer must be an employee of the Company on the date of payment to qualify for a bonus. Any executive officer who leaves the employment of the Company, voluntarily or involuntarily, prior to the payment date, is ineligible for any bonus. An employee who becomes an executive officer during the fiscal year may be eligible for a pro-rated bonus at the option of the Compensation Committee, provided the participant has been employed a minimum of three months during the calendar year.
The Board and Compensation Committee’s approval of the terms of the 2008 Bonus Plan shall not be deemed to create an enforceable agreement between the Company and any eligible participant and the Board and the Compensation Committee retains the discretion to change plan design and participants without notice to, or approval of, any participants. No entitlement to payouts under the 2008 Bonus Plan shall exist until the payments are authorized by the Board or Compensation Committee.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 29, 2008	NEUROCRINE BIOSCIENCES, INC.
/s/ TIMOTHY P. COUGHLIN
Timothy P. Coughlin
Vice President and Chief Financial Officer